EXHIBIT 99.1

CSK Auto Corporation Shareholders Approve the Issuance of Common Stock Associated with Existing Convertible Subordinated Debentures

PHOENIX, AZ, February 26, 2002—CSK Auto Corporation (NYSE:CAO), announced today that at a Special Meeting of its Shareholders, the issuance of common stock to certain investors was approved by the vote of substantially all of the shares eligible to vote on the matter. The common stock is to be issued upon the conversion of, and in lieu of cash interest payments on, certain 7% convertible subordinated debentures that were issued in a private placement on December 21, 2001 in connection with a series of transactions whereby the Company refinanced its capital structure. The shareholders also approved the Company’s issuance of additional shares of common stock that may be issued to such investors as a result of certain adjustment provisions contained in the conversion features of the debentures.

CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of February 3, 2002, the Company operated 1,130 stores in 19 states under the brand names Checker Auto Parts, Schuck’s Auto Supply and Kragen Auto Parts.

Contact: Don W. Watson, (602) 631-7224

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